Reflect Scientific, Inc. Announces That the Acquisition of JMST Systems Assets is Complete


Mountain View, California -- (BUSINESS WIRE) Wednesday, April 5, 2006-- Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply, and distribution of laboratory equipment and related supplies to the medical industry announces that the acquisition of JMST Systems, a Colorado LLC, has been finalized through a Purchase Agreement executed on Tuesday, April 4, 2006.

JMST has created a line of chemical detection instruments that are used in the pharmaceutical, biotechnology and homeland security markets. The patented technology allows researchers to accurately analyze chemical formulations for their composition and identity. Tom Tait, Vice President of Reflect Scientific remarked, "The addition of the JMST technology to the core business of Reflect provides a tremendous opportunity for us to expand our revenue base and significantly increase our market share in the pharmaceutical and biotechnology segments. New advanced detection products on the horizon will give Reflect a sustainable market advantage and fuel our growth. We are very excited about the prospects."

About Reflect Scientific

Reflect Scientific Inc. provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 10 years. Building upon this successful, profitable business model Reflect Scientific has targeted strategic acquisitions that will increase revenue and profits in their primary market. JMST Systems, the first of such acquisitions, will not only provide a profitable revenue stream but also fulfills Reflect's strategic imperative of significant, sustained revenue growth through innovative market need based products.

About JMST Systems

JMST Systems is an original equipment manufacturer supplying leading biotechnology and pharmaceutical firms. The primary product line is comprised of patented optically based chemical detection instruments that are considered to be some of the best performing instruments available.


For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.
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